UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2017 (January 12, 2017)

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2017, Lifetime Brands, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Jeffrey Siegel, the Chairman of the Board of Directors and the Company’s Chief Executive Officer and Director (the “Executive”). Material changes made by the Agreement to the previous employment agreement with the Executive, dated as of March 12, 2014 (the “Second Agreement”), are as follows:

1.	The term of the Executive’s employment has been extended to December 31, 2019, and for two additional one-year periods thereafter, unless the Executive’s employment is earlier terminated or the Company or the Executive gives notice of the intention not to extend the term of the Agreement.

2.	Effective January 1, 2017, the Company shall pay to the Executive a base salary at an annualized rate of $990,000.

3.	For each year during the term of the Executive’s employment, the Executive shall receive performance bonuses (a) based on the Company’s Adjusted Income Before Income Taxes for such year (the “Adjusted IBIT Bonus”), and (b) based on the Executive having met certain individual performance goals for such year. In the event the Executive’s employment is terminated by the Company other than for “Cause” (as defined in the Agreement), by the Executive for “Good Reason” (as defined in the Agreement), or due to the Executive’s death or disability, the Executive is entitled to receive, subject to the terms of the Agreement and in addition to his other termination benefits a prorated portion of the Executive’s Adjusted IBIT Bonus for the year in which his termination occurs, except that, if the termination occurs after June 30, the Executive is entitled to receive the entire Adjusted IBIT Bonus, without proration.

4.	The Company shall grant the Executive:

(i) 10,000 restricted shares pursuant to the Company’s Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”). The restrictions on 3,333 restricted shares shall terminate on each of December 31, 2017 and December 31, 2018 and the restrictions on 3,334 restricted shares shall terminate on December 31, 2019; and

(ii) an option to purchase 75,000 shares of the Company’s common stock pursuant to the Plan. The option will be exercisable at the closing price of the common stock on January 12, 2017, and will expire on the last business day prior to January 1, 2027. The option shall vest as to 25,000 shares on each of December 31, 2017, December 31, 2018 and December 31, 2019.

The restricted shares and option are subject to earlier vesting, as provided in the Agreement.

5.	In the event the Executive’s employment is terminated as a result of the expiration of the term of the Agreement, he is entitled to a payment equal to two times the amount of his base salary and two times the average of the sum of his bonuses for the year of termination and the two preceding years. This payment is conditioned upon the Executive’s execution of a release of claims against the Company and its officers, directors, shareholders and affiliates.

6.	In any legal action brought by either the Company or the Executive to enforce rights under the Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

7.	If, during the term of the Agreement, the Board of Directors of the Company and the Executive mutually agree that he shall be employed in a position other than as the Chairman of the Board and Chief Executive Officer of the Company, the Company and the Executive will negotiate in good faith to enter into an employment agreement setting forth the terms and conditions of his employment in the other position.

Additional changes included in the Agreement are (i) a modification of the reimbursement of legal, financial, professional services and life insurance expenses, (ii) modification of the Executive’s right to roll over unused vacation time, (iii) modification of the definition of “Good Reason” for purposes of termination payments under the Agreement, (iv) modification to the “Restricted Period” during which the Executive will be prohibited from competing with the Company or soliciting the Company’s employees or suppliers following the termination of his employment and (v) amendments relating to the requirements of the federal Defend Trade Secrets Act of 2016.

The other terms and conditions of the Agreement remain substantially unchanged from the Second Agreement, including other amounts payable thereunder, and have been previously reported on a Current Report on Form 8-K filed by the Company with the SEC on March 18, 2014.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement dated January 12, 2017 between Lifetime Brands, Inc. and Jeffrey Siegel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer
and Chief Financial Officer

Date: January 19, 2017

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated January 12, 2017 between Lifetime Brands, Inc. and Jeffrey Siegel.